                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                         UNION CARBIDE CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO OF UNION CARBIDE APPEARS HERE]   Union Carbide Corporation

                                       Notice of Annual Meeting of Stockholders to be held on April 26, 1995 and Proxy Statement




                                March 13, 1995

Union Carbide Corporation
39 Old Ridgebury Road, Danbury, CT 06817-0001

Robert D. Kennedy
Chairman of the Board

                                                                  March 13, 1995


To Our Stockholders:

     It is my pleasure to invite you to our annual meeting. This year it will be held on Wednesday, April 26, at 8:30 a.m., in the Grand Ballroom of the Danbury Hilton and Towers, 18 Old Ridgebury Road, Danbury, Connecticut 06810. Please note the earlier time for the meeting.

     On the following pages, you will find the formal notice of the annual meeting and our proxy statement. When you have finished reading the statement, please promptly mark, sign, and return the enclosed proxy card, to insure that your shares will be represented.

     We hope that many of you will be able to attend our annual meeting in person. If you plan to do so, please return the enclosed ticket request. We will send your ticket to you promptly. Please bring it with you to the meeting.

     We appreciate the continuing interest of stockholders in the business of Union Carbide and I look forward to seeing many of you at the Danbury meeting.

                                          Sincerely yours,

                                          /s/ Robert D. Kennedy

                                          Chairman of the Board

[LOGO OF UNION CARBIDE          Union Carbide Corporation
APPEARS HERE]                   39 Old Ridgebury Road, Danbury, CT 06817-0001


NOTICE
of Annual Meeting of Stockholders
to be held on April 26, 1995

                                                                  March 13, 1995

     The annual meeting of the stockholders of Union Carbide Corporation will be held at 8:30 a.m. on Wednesday, April 26, 1995, in the Grand Ballroom of the Danbury Hilton and Towers, 18 Old Ridgebury Road, Danbury, Connecticut, 06810, for the following purposes:

     1. To elect a Board of 11 directors for the ensuing year.

     2. To ratify KPMG Peat Marwick LLP as independent auditors for 1995.

     3. To consider management's proposal to adopt the 1995 Union Carbide Performance Incentive Plan.

     4. To consider a stockholder proposal regarding Severance Compensation Agreements, if such proposal is presented at the meeting.

     5. To transact such other business as may properly come before the meeting.

     So that your stock will be represented at the meeting in the event that you do not attend, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

/s/ SIGNATURE APPEARS HERE

Vice-President, General Counsel and Secretary

[LOGO OF UNION CARBIDE          Union Carbide Corporation
APPEARS HERE]                   39 Old Ridgebury Road, Danbury, CT 06817-0001


PROXY STATEMENT

Table of Contents

                                                                           Page
General Information for Stockholders    ..................................   7
Matters to be Considered at the Annual Meeting:
    1. Election of Directors..............................................   9
        Committees of the Board:
            Audit.........................................................  14
            Compensation and Management Development.......................  14
            Executive.....................................................  14
            Finance and Pension...........................................  15
            Health, Safety and Environmental Affairs......................  15
            Nominating....................................................  15
            Public Policy.................................................  16
        Compensation of Directors.........................................  16
            Stock Compensation Plan for Non-Employee Directors............  16
            Non-Employee Directors' Retirement Plan.......................  16
            Other.........................................................  17
            Compensation Committee Interlocks and
              Insider Participation.......................................  17
        Five Year Cumulative Total Return.................................  17
        Report of Compensation and Management Development Committee.......  18
        Summary Compensation Table........................................  22
        Stock Options/SARs Granted -- 1994................................  23
        Stock Options/SARs Exercised -- 1994..............................  24
        Retirement Program................................................  24
        Security Ownership of Management..................................  25
        Security Ownership of Certain Beneficial Owners...................  26
        Change in Control Arrangements....................................  26
    2. Management Proposal to Ratify KPMG Peat Marwick LLP as
       Independent Auditors for 1995......................................  27
    3. Management Proposal to Adopt the 1995 Union Carbide
       Performance Incentive Plan ........................................  28
    4. Stockholder Proposal Regarding Severance Compensation Agreements...  30
    5. Other Business.....................................................  32
Other Information.........................................................  32
Appendix A -- 1995 Union Carbide Performance Incentive Plan...............  33

General Information for Stockholders


     Proxies are solicited from stockholders by the Board of Directors of the Corporation in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends in person. When the enclosed proxy card is properly executed and returned, the shares represented will be voted by the proxyholders named on the card in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the card. If the card is executed and returned, and no choice is specified for a matter, the shares will be voted as recommended by the Board of Directors on that matter. If a stockholder is a participant in the Corporation's Dividend Reinvestment and Stock Purchase Plan, the proxy card will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's Plan account, and all such shares will be voted in accordance with the instructions on the proxy card.

     It is Union Carbide's policy that all stockholder proxies, ballots and voting tabulations that identify the votes of specific stockholders be kept permanently confidential except as may be required by law or to carry out the purpose of this policy or in the event of a contested proxy solicitation. Access to proxies and other stockholder voting records will be limited to independent inspectors of election and to certain Union Carbide employees engaged in the receipt, count and tabulation of proxies. Such employees will be advised of this policy, instructed to comply therewith, and will sign a statement specifying such compliance. The independent inspectors of election, in their report to the Board of Directors, will confirm that, to the best of their knowledge, the Corporation's policy was followed in the tabulation of the votes. This policy shall not operate to prohibit stockholders from disclosing the nature of their votes to the Corporation or the Board of Directors if any stockholder so chooses or to impair free and voluntary communication between the Corporation and its stockholders.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may come before the meeting, including stockholder proposals excluded from the Proxy Statement pursuant to SEC rule 14a-8. Stockholder proposals to be included in the Corporation's Proxy Statement must comply with rule 14a-8. See page 32.

     Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also vote by ballot at the annual meeting, thereby canceling any proxy previously returned as to any matter voted on by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the three designated proxies and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. No more than three individuals should be so designated. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named, and that the person(s) named be present and vote at the meeting. Proxy cards on which alternate proxies have been named should not be mailed directly to the Corporation.

     Stockholders of record at the close of business on March 7, 1995 are entitled to notice of the meeting and to vote the shares held on that date at the meeting. Each share of common stock and each share of ESOP Convertible Preferred Stock ("ESOP Stock") of the Corporation is entitled to one vote. A holder of ESOP Stock is entitled to notice of the meeting and to vote on all matters submitted to a stockholder vote, voting together with the holders of common stock as one class. As of January 31, 1995, 141,996,541 shares of common stock of the Corporation were outstanding. Those shares were held by 54,884 stockholders of record.

     As of January 1, 1995, 16,440,954 shares of ESOP Stock were outstanding. Those shares are held by State Street Bank and Trust Company as Trustee of the Corporation's Employee Stock Ownership Plan ("ESOP"), which is part of the Corporation's Savings Program, for the benefit of employees who participate in the Savings Program. By the terms of a trust agreement, the ESOP Trustee will vote ESOP Stock allocated to individual participants' accounts (4,772,142 shares as of January 1, 1995) and any unallocated shares or any shares for which directions were not received as directed by such participants.

     The nominees receiving a plurality of the votes cast will be elected as directors. An affirmative vote of a majority of the votes cast is required to ratify the appointment of auditors, to adopt the 1995 Union Carbide Performance Incentive Plan, and to approve the one stockholder proposal. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions are counted for quorum purposes only. Broker non-votes have the same effect as abstentions.

Matters to be Considered at the Annual Meeting

1. Election of Directors

     Unless individual stockholders specify otherwise, each returned proxy will be voted for the election to the Board of Directors of the Corporation of the 11 nominees who are named on the following pages. These nominees were recommended by the Nominating Committee and approved by the Board. Each director has consented to being named as a nominee for director and agreed to serve if elected. Each director, if elected, would serve for a term of one year. If any of those named is not available for election at the time of the annual meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee named herein unavailable. All nominees are currently serving on the Corporation's Board of Directors. The ages of the nominees are as of March 1, 1995.

- --------------------------------------------------------------------------------

[PHOTO OF  JOHN J. CREEDON, age 70, Director since 1984, is Consultant and
JOHN J.    Director of Various Corporations and Retired President and Chief
CREEDON    Executive Officer of Metropolitan Life Insurance Company. Mr. Creedon
APPEARS    attended New York University undergraduate and law schools, where he
HERE] was awarded a B.S. degree in 1952, an LL.B. in 1955 and an LL.M. in 1962. Mr. Creedon joined Metropolitan Life in 1942. He became an officer of Metropolitan Life in 1962 and was appointed Senior Vice-President and General Counsel in 1973. In 1976, Mr. Creedon became an Executive Vice-President of Metropolitan Life. He was named President and elected a director of Metropolitan Life in 1980 and became Chief Executive Officer in 1983. He served as President and Chief Executive Officer until retiring on September 1, 1989. Mr. Creedon is a director of Melville Corporation, Metropolitan Life Insurance Company, NYNEX, Praxair, Inc., Rockwell International and Sonat Inc. He is also a director, trustee or member of a number of business, educational and civic organizations. Mr. Creedon is Chairman of the Audit Committee and a member of the Compensation and Management Development, Executive and Health, Safety and Environmental Affairs Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF  C. FRED FETTEROLF, age 66, Director since 1987, is Director of
C. FRED    Various Corporations, Retired Director, President and Chief Operating
FETTEROLF  Officer of Aluminum Company of America. Mr. Fetterolf is a graduate
APPEARS    of Grove City (PA) College, where he received a B.S. in chemistry in
HERE] 1952. He joined the Aluminum Company of America that same year and, following a number of sales and marketing assignments and service as Vice-President -- Operations, Primary Products, he was named Vice-President -- Science and Technology in February 1981 and Executive Vice-President -- Mill Products later that year. Mr. Fetterolf became President and a member of the Board of Directors in 1983 and in 1985 he assumed the additional responsibility of Chief Operating Officer until retiring in 1991. Mr. Fetterolf is a director of Allegheny Ludlum Corporation, Mellon National Bank, Praxair, Inc., Quaker State Corporation and Urethane Technologies Inc., a trustee of Carnegie Mellon University and serves on a number of non-profit boards. He is Chairman of the Health, Safety and Environmental Affairs Committee and a member of the Audit, Compensation and Management Development and Nominating Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF JOSEPH E. GEOGHAN, age 57, Director since 1990, is Vice-President, JOSEPH E. General Counsel and Secretary of Union Carbide Corporation. Mr.
GEOGHAN    Geoghan was graduated from St. John's University where he received a
APPEARS    B.B.A. degree in 1959 and from Fordham University's School of Law
HERE] where he received the degree of J.D. in 1964. He joined Union Carbide in 1957, became a member of Union Carbide's Law Department in 1963, and in 1973 was appointed Chief International Counsel. He was named Senior Group Counsel in 1976, Assistant General Counsel in 1980 and, in 1985, was appointed Deputy General Counsel. Mr. Geoghan was elected Vice-President and General Counsel of the Corporation in 1987 and in 1990 was elected to the additional office of Corporate Secretary. At that time, he also assumed responsibility for government affairs. Mr. Geoghan is a director of various affiliate companies of the Corporation. He is also a director of the Corporate Bar Association of Westchester-Fairfield and a member of the American Bar Association, the New York City Bar, the New York State Bar Association and the Association of General Counsel. Mr. Geoghan is a member of the Executive and the Public Policy Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF RAINER E. GUT, age 62, Director since 1994, is Chairman of the Board RAINER E. of Directors of CS Holding, Zurich, since 1986 and of Credit Suisse,
GUT        Zurich, since 1983. He was appointed Chairman of the Board of
APPEARS    Directors of CS First Boston, Inc., New York, in 1988. Mr. Gut was
HERE] graduated from Cantonal School of Zug, Switzerland, and had professional training in Switzerland, Paris and London. Mr. Gut was a general partner of Lazard Freres & Co., New York, from 1968 to 1971 when he joined Credit Suisse as Chairman and Chief Executive Officer of Swiss American Corporation, New York, Credit Suisse's investment banking affiliate at that time. He was elected a member of the Executive Board of Credit Suisse in 1975, Speaker of the Executive Board in 1977, and President of the Executive Board in 1982. In 1983, he was elected Chairman of the Board of Directors. Mr. Gut is Vice-Chairman of the Board of Directors of Nestle S.A., Vevey, and Swiss Reinsurance Company, Zurich, and is a Member of the Board of Directors of Ciba-Geigy Ltd., Basle, Daimler-Benz Holding, Zurich, Swissair, Zurich, and Sofina S.A., Brussels. Mr. Gut is a member of the Finance and Pension and Nominating Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF  JAMES M. HESTER, age 70, Director since 1963, is President, The Harry
JAMES M.   Frank Guggenheim Foundation. Dr. Hester is a graduate of Princeton
HESTER     University, where he received the degree of A.B. in 1945 and an
APPEARS    honorary LL.D. in 1962. He was a Rhodes Scholar at Oxford University
HERE] in 1947 and received, from that institution, the degrees of B.A. in 1950 and D. Phil. in 1955. Dr. Hester joined New York University in 1960 and was elected its President two years later. He became Rector of the United Nations University in Tokyo, Japan in 1975 and served in that capacity until 1980. Dr. Hester served as President, The New York Botanical Garden from 1980 to 1989, when he assumed his present position. He is a director of The Alliance Fund, and associated funds, and The Robert Lehman Foundation, Inc. Dr. Hester is Chairman of the Public Policy Committee and a member of the Audit, Executive and Nominating Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF  VERNON E. JORDAN, JR., age 59, Director since 1987, is Senior
VERNON E.  Partner, Akin, Gump, Strauss, Hauer & Feld, LLP. Mr. Jordan is a
JORDAN     graduate of DePauw University where he received the degree of B.A. in
APPEARS    1957. He received the degree of J.D. from Howard University Law
HERE]      School in 1960 and a fellowship from the Institute of Politics, John
           F. Kennedy School of Government of Harvard University in 1969. Mr. Jordan has also received honorary degrees from numerous colleges and universities. Mr. Jordan, former Executive Director of The United Negro College Fund, was appointed President of the National Urban League, Inc. in 1972, and became a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, LLP in 1982. He is a member of the Arkansas Bar, District of Columbia Bar, Georgia Bar, The U.S. Supreme Court Bar, The American Bar Association, The National Bar Association and The Council of Foreign Relations. He is a director of the American Express Company, Bankers Trust Company, Bankers Trust New York Corporation, The Brookings Institution, Corning Incorporated, Dow Jones & Co., Inc., The Ford Foundation, Howard University, Joint Center for Political and Economic Studies, J.C. Penney Company, Inc., Revlon Group, Inc., Ryder System Inc., Sara Lee Corporation and Xerox Corporation. Mr. Jordan is Chairman of the Nominating Committee and a member of the Compensation and Management Development, Finance and Pension and Public Policy Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF WILLIAM H. JOYCE, age 59, Director since 1992, is President and Chief WILLIAM H. Operating Officer of Union Carbide Corporation. Dr. Joyce was
JOYCE      graduated from Penn State University in 1957 with the degree of B.S.
APPEARS    in chemical engineering and from New York University with the degree
HERE] of M.B.A. in 1971 and a Ph.D. in Business in 1984. He joined the Chemicals and Plastics Division of Union Carbide in 1957 and has been associated primarily with the Corporation's chemicals and plastics business throughout his career. In 1974, Dr. Joyce was named Operations Manager for High Density Polyethylene and became Director of Polyolefins operations in 1976. In 1977, he was named Director of Planning, Licensing and Financial Control for the Polyolefins Division with responsibility to develop the new Unipol polyethylene process. In 1978, he became Vice-President of Marketing/Licensing and in 1979, he was appointed Vice-President -- Licensing/Technology for the Polyolefins Division. Dr. Joyce became President of the Silicones and Urethane Intermediates Division in 1982, and was appointed President of the Polyolefins Division in 1985. Dr. Joyce became Executive Vice-President, Union Carbide Chemicals and Plastics Company Inc. in 1990, and that same year was elected a Vice-President of the Corporation. Subsequent to the Corporation's restructuring in 1992, Dr. Joyce was elected Executive Vice-President of the Corporation responsible for operations, and in 1993, was elected President and Chief Operating Officer of the Corporation. Dr. Joyce is a director of Melville Corporation, Reynolds Metals Company, Chemical Manufacturers Association and American Plastics Council and is a member of the Management Committee of UOP, a Union Carbide Corporation, AlliedSignal Inc. partnership. Dr. Joyce is a member of the Executive and Finance and Pension Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF ROBERT D. KENNEDY, age 62, Director since 1985, is Chairman of the ROBERT D. Board and Chief Executive Officer of Union Carbide Corporation. Mr.
KENNEDY    Kennedy is a graduate of Cornell University where he received a B.S.
APPEARS    degree in Mechanical Engineering in 1955. He joined Union Carbide
HERE] that same year at the Niagara Falls operations of the National Carbon Division, where he held various positions. In 1963 he became a Product Manager and in 1971 he went to Geneva, Switzerland as Marketing Director of Carbon Products for Union Carbide Europe. There he became Product Director in 1973 and Senior Vice-President responsible for gases, metals and carbons in 1975. Mr. Kennedy returned to New York as President of the Linde Division in 1977. He was elected a Senior Vice-President of the Corporation in 1981 and an Executive Vice-President in 1982. In 1985, he was elected a Director and President of Union Carbide Corporation, responsible for the Chemicals and Plastics Group. In April 1986 he was elected President and Chief Executive Officer of Union Carbide Corporation and effective December 1986 he was elected Chairman of the Board. Mr. Kennedy is a director of Union Camp Corporation, and Sun Company, Inc., past Chairman and current member of the Chemical Manufacturers Association, Chairman of the New Hampton School Trustees, past Chairman of INROADS, Inc., past Board Member of the Fairfield/Westchester County Chapter of INROADS, Inc., a member of the Business Council and the Business Round Table, member of the Business Round Table's Education Task Force and its Environmental Task Force, past Chairman and member of the Connecticut Business For Education Coalition (CBEC) and past member of the Commission on Education Excellence for Connecticut. He is Chairman of the Executive Committee of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF RONALD L. KUEHN, JR., age 59, Director since 1984, is Director, RONALD L. Chairman, President and Chief Executive Officer of Sonat Inc. Mr.
KUEHN      Kuehn received the degrees of B.S. in 1957 and LL.B. in 1964 from
APPEARS    Fordham University. He joined Sonat's legal staff in 1970 and was
HERE] named Vice-President in 1979. He was elected Senior Vice-President in 1980 and Executive Vice-President in January 1981. In April 1981, he was elected a director of the Company and was named President and Chief Operating Officer in 1982, was appointed Chief Executive Officer in 1984 and elected Chairman in 1986. Mr. Kuehn is a director of various wholly-owned subsidiaries of Sonat Inc., AmSouth Bancorporation, Praxair, Inc., Protective Life Corporation, Sonat Offshore Drilling Inc., Interstate Natural Gas Association, Gas Research Institute and a number of civic organizations and a member of the Board of Trustees of Southern Research Institute, Birmingham-Southern College and Tuskegee University. Mr. Kuehn is Chairman of the Compensation and Management Development Committee and a member of the Finance and Pension, Health, Safety and Environmental Affairs and Nominating Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF ROZANNE L. RIDGWAY, age 59, Director since 1990, is Co-Chair, The ROZANNE L. Atlantic Council of the United States. A retired diplomat in the
RIDGWAY    Foreign Service of the United States, Ambassador Ridgway's 32 year
APPEARS    career included assignments as Ambassador to Finland, Ambassador to
HERE] the German Democratic Republic, Ambassador for Oceans and Fisheries Affairs, Counselor of the United States State Department and Special Assistant to the Secretary of the State for negotiations. She served as Assistant Secretary of State for European and Canadian Affairs from 1985 to 1989. She was President of the Atlantic Council from 1989 through 1992. Ambassador Ridgway is a director of Bell Atlantic Corporation, The Boeing Company, Citicorp, Citibank N.A., Emerson Electric Co., Minnesota Mining and Manufacturing Company, RJR Nabisco and Sara Lee Corporation. She is a member of the International Advisory Board of the New Perspective Fund and a trustee of The CNA Corporation and the National Geographic Society. She is a trustee of Hamline University, Vice Chairman of the American Academy of Diplomacy, a member of the Council on Foreign Relations and of several nonprofit institutions concerned with international affairs and non-executive chairman of the Board of the Baltic-American Enterprise Fund. Ambassador Ridgway is a member of the Audit, Health, Safety and Environmental Affairs, Nominating and Public Policy Committees of Union Carbide's Board.

- --------------------------------------------------------------------------------

[PHOTO OF WILLIAM S. SNEATH, age 68, Director since 1969, is Director of WILLIAM S. Various Corporations; Retired Chairman of the Board and Chief
SNEATH     Executive Officer of Union Carbide Corporation. Mr. Sneath joined
APPEARS    Union Carbide in 1950 after graduating from Williams College with the
HERE] degree of B.A. and from the Harvard Graduate School of Business Administration with the degree of M.B.A. He was elected Treasurer of Union Carbide in 1961 and Vice-President and Chief Financial Officer in 1965. Mr. Sneath was elected a director in 1969 and President and Chief Operating Officer in 1971. He served as Chairman of the Board and Chief Executive Officer from 1977 to 1982. He is a director of Metropolitan Life Insurance Company, and Rockwell International Corporation and is a member of The Business Council. Mr. Sneath is Chairman of the Finance and Pension Committee and a member of the Executive, Health, Safety and Environmental Affairs and Nominating Committees of Union Carbide's Board.

     During 1994, there were eight regular meetings and three special meetings of the Board of Directors. At present, there are 12 directors. C. Peter McColough, a director for over 15 years, will not stand for reelection in accordance with the retirement policy of the Board. Pursuant to action by the Board, the number of directors to be elected at the annual meeting will be 11. The retirement policy of the Board provides that non-employee directors are not eligible for re-election after reaching age 72, and that employee directors, except the Chief Executive Officer, will retire from the Board at the time of their retirement from the Corporation. Of the 11 nominees for election at the annual meeting of stockholders, three are currently officers of the Corporation. Eight are non-employee directors, one of whom is a retired Chief Executive Officer of the Corporation.

     Each director is required to be a stockholder of the Corporation. Each director serves on one or more committees of the Board that oversee such vital matters as audits, compensation, finance, health, safety and environmental affairs, nominations, and public policy. Average attendance by directors at meetings of the Board and its committees during 1994 was 89%. Each director attended 75% or more of the aggregate of the meetings of the Board and of the Board committees on which he or she served, except Ambassador Ridgway and Messrs. Gut and Jordan who attended 74%, 73% and 65% of the meetings, respectively.

     In addition to attending Board and committee meetings, the directors devoted time during the year to conferring with officers regarding corporate matters and to reviewing material submitted by management to the Board and Board committees for consideration and action.

COMMITTEES OF THE BOARD -- The Board has seven standing committees. Their functions are described below:

     AUDIT -- The Audit Committee was established in 1972. The Committee supports the independence of the Corporation's independent and internal auditors and the objectivity of the Corporation's financial statements; reviews the Corporation's principal policies for accounting, internal control and financial reporting; recommends to the Board the engagement or discharge of the independent auditors; reviews with the independent auditors the plan, scope and timing of their audit; reviews the auditors' fees and, after completion of the audit, reviews with management and the independent auditors the auditors' report.

          The Committee also reviews the annual financial statements of the Corporation; management's recommendation for the selection of the independent auditors; the Corporation's internal accounting control system; and the procedures for monitoring compliance with the Corporation's policies on business integrity and ethics and conflicts of interest. The Committee also performs a number of other review functions related to auditing the financial statements and internal controls. The Committee met four times during 1994. Members of the Committee are: John J. Creedon, Chairman; C. Fred Fetterolf; James M. Hester; and Rozanne L. Ridgway.

     COMPENSATION AND MANAGEMENT DEVELOPMENT -- The Compensation and Management Development Committee was established in 1972. The Committee reviews and recommends to the Board the direct and indirect compensation and employee benefits of the Chairman of the Board, and other elected officers of the Corporation; reviews and recommends to the Board, and administers any incentive plans and variable compensation plans that include elected officers; and reviews the Corporation's policies relating to the compensation of senior management and, generally, other employees. In addition, the Committee reviews management's long-range planning for executive development and succession; establishes and periodically reviews policies on management perquisites; and performs certain other review functions relating to management compensation and employee relations policies. The Committee met six times during 1994. Members of the Committee are: Ronald L. Kuehn, Jr., Chairman; John J. Creedon; C. Fred Fetterolf; Vernon E. Jordan, Jr. and C. Peter McColough.

     EXECUTIVE -- The Executive Committee was established in 1917. Subject to any limitations prescribed by law or by the Board, the Executive Committee has and may exercise, when the Board is not in session, all the powers of the Board. The Committee did not meet during 1994. Members of the Committee are: Robert D. Kennedy, Chairman; John J. Creedon; Joseph E. Geoghan; James M. Hester; William H. Joyce; C. Peter McColough and William
     S. Sneath.

     FINANCE AND PENSION -- The Finance and Pension Committee was established in 1980. The Committee reviews periodically the Corporation's financial policies and objectives; monitors the Corporation's financial condition and its requirements for funds; reviews management recommendations as to the amounts, timing, types and terms of public stock issues and public and private debt issues; and reviews periodically the Corporation's dividend policy and foreign exchange operations. The Committee also reviews the financial, investment and actuarial policies and objectives of the pension program and, periodically, other employee benefit programs, and the investment performance of the fund established for the pension program. The Committee also performs certain other review functions related to finance and pension matters. The Committee met three times during 1994. Members of the Committee are: William S. Sneath, Chairman; Rainer E. Gut; Vernon E. Jordan, Jr.; William H. Joyce; Ronald L. Kuehn, Jr. and C. Peter McColough.

     HEALTH, SAFETY AND ENVIRONMENTAL AFFAIRS -- The Health, Safety and Environmental Affairs Committee was established in 1985, for the purpose of enabling the Board to expand its review functions with respect to health, safety and environmental matters. Prior to January 1985, those matters were reviewed by the Public Policy Committee. The Health, Safety and Environmental Affairs Committee reviews the Corporation's policies for health, safety and environmental affairs ("HS&EA"); reviews the Corporation's HS&EA performance and its compliance with HS&EA policies and legal requirements; reviews the Corporation's system for monitoring its compliance with HS&EA policies and legal requirements; reviews any significant HS&EA problem and management's response to the problem; and reviews significant scientific, legislative, governmental and judicial developments and their effect on corporate policies. The Committee met four times during 1994. Members of the Committee are: C. Fred Fetterolf; Chairman; John J. Creedon; Ronald L. Kuehn, Jr.; C. Peter McColough; Rozanne L. Ridgway and William S. Sneath.

     NOMINATING -- The Nominating Committee was established in 1977. The Committee recommends to the Board nominees for election as directors, and periodically reviews potential candidates, including incumbent directors.

          The Committee reviews policies with respect to the composition, organization and practices of the Board, and developments in corporate governance matters generally. The Committee met twice during 1994. Members of the Committee are: Vernon E. Jordan, Jr., Chairman; C. Fred Fetterolf; Rainer E. Gut; James M. Hester; Ronald L. Kuehn, Jr.; Rozanne L. Ridgway and William S. Sneath.

          Candidates for nomination as director are considered on the basis of their broad business, financial and public service experience; their ability to represent the interests of all stockholders, rather than the special interests of a particular group; their reputation, capability and integrity within their fields or professions; and their ability and willingness to devote the time required to serve effectively as a director and as a member of one or more Board committees. In addition, candidates are considered on the basis of their ability, as a group, to bring to the Board familiarity with national and international business matters, an appreciation of the appropriate role of the Corporation in today's society, and diverse points of view regarding the many areas in which the Corporation is involved. Nominees must also be free of any conflicts of interest, legal impediments or other considerations that might preclude service as a director of the Corporation.

          The Committee will consider nominees recommended by stockholders. All letters of nomination should be sent to the Secretary of the Corporation and should include the nominee's name and qualifications and a statement from the nominee that he or she consents to being named in the proxy statement and will serve as a director if elected. In order for any nominee to be considered by the Nominating Committee and, if accepted, to be included in the proxy statement, such recommendation should be received by the Secretary on or before November 1 preceding the annual meeting at which directors will be elected by the stockholders.

     PUBLIC POLICY -- The Public Policy Committee was established in 1972. The Committee reviews the Corporation's policies on and responses to important social, political and public issues, including matters relating to international operations, equal employment opportunity, charitable and education contributions, and legislative issues, as well as policies on and responses to important stockholder issues, including stockholder proposals for the proxy statement. The Committee also performs various other functions relating to public policy matters generally. The Committee met twice during 1994. Members of the Committee are: James M. Hester, Chairman; Joseph E. Geoghan; Vernon E. Jordan, Jr.; C. Peter McColough and Rozanne L. Ridgway.

COMPENSATION OF DIRECTORS

     No director who is an employee is compensated for service as a member of the Board or any committee of the Board. Each non-employee director receives an annual retainer of $26,000 plus an additional $2,000 annual retainer if the director is a chairman of a Board committee. Each non-employee director receives a $1,000 fee for each Board meeting attended, and a $1,000 fee for each committee meeting attended. Non-employee directors who perform special services at the request of the Chairman are compensated by a per diem fee of $1,000. No per diem fees were paid in 1994. Reimbursement for travel expense is paid when appropriate. Non-employee directors are not eligible to participate in the Corporation's incentive compensation plans or employee benefit plans.

STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS -- This plan was approved by the stockholders on April 22, 1992. The following description gives retroactive effect to antidilution adjustments made as a result of the spinoff of Praxair, Inc. in 1992. Each non-employee director on that date received 479 shares for each year the director was eligible to serve as a director between that date and December 31, 1996, generally five years. Shares become non-forfeitable at the rate of 479 shares a year. Also, a director's shares become non-forfeitable when the director retires, dies or becomes disabled. All shares become non-forfeitable upon a Change in Control of the Corporation.

     Anyone who becomes a non-employee director after 1993 will receive 479 shares for each year between the date of election to the Board and December 31, 1996. A participant may vote and receive dividends on non-forfeitable shares. The sale or transfer of shares is subject to certain restrictions. At the time shares become non-forfeitable, a director receives a payment to cover the income tax liability.

     During 1994, under a predecessor stock compensation plan, 3,832 shares became non-forfeitable for all nonemployee directors as a group and the Corporation paid $56,371 to such directors to cover their income tax liability on those shares.

NON-EMPLOYEE DIRECTORS' RETIREMENT PLAN -- The Plan provides a retirement benefit for non-employee directors who have completed at least five years of service. The annual benefit equals the annual base retainer in effect when the director's service ends. Currently, the annual base retainer is $26,000. The benefit period is for the director's life commencing at the later of age 65 or termination of service. The present value of the benefit is paid in a lump sum at termination of service. If a director dies while in service, after having completed five years of service as a director, then the director's surviving spouse receives a benefit equal to 50% of the annual retainer for ten years. The present value of the surviving spouse's benefit is paid in a lump sum at the time of the director's death. If a director becomes disabled or dies before completing five years of service, the Nominating Committee may authorize payment of a benefit to the director or the surviving spouse. Payments are made by the Corporation or through a grantor trust adopted by the Corporation.

OTHER -- The Union Carbide Corporation Group Life Insurance Plan for Non-Employee Directors extends group life insurance coverage of $50,000 to each non-employee director. Costs of premiums are shared by the participating directors and the Corporation. The Corporation's share of such premiums in 1994 was $1,538.

     Effective March 1, 1995, the Corporation purchased Director's and Officer's liability insurance from Corporate Officers and Directors Assurance Ltd., X.L. Insurance Company, Ltd., and ACE Limited to provide continuing coverage for the individual directors and officers of the Corporation and its subsidiaries at an annual cost of approximately $565,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- The members of the Compensation and Management Development Committee are: Ronald L. Kuehn, Jr., Chairman; John J. Creedon; C. Fred Fetterolf; Vernon E. Jordan, Jr. and
C. Peter McColough. Mr. Jordan is a partner of the law firm of Akin, Gump, Strauss, Hauer & Feld LLP. That law firm was retained by and rendered services to the Corporation in 1994.

Five Year Cumulative Total Return/(1)/

[CHART APPEARS HERE]


/(1)/ For fiscal years ending December 31. Total return assumes that the value of an investment in UCC common stock and each index was $100.00 on December 31, 1989 and that all dividends, including the distribution of Praxair, Inc. stock, were reinvested. Past performance is not necessarily an indicator of future results.

Graph Dollar Values    1990         1991         1992         1993         1994
- -------------------    -----       ------       ------       ------       ------
UCC                    73.96        96.31       198.85       278.57       382.04
S&P 500                96.87       126.31       135.90       149.55       151.49
S&P Chemicals          84.82       110.61       121.15       135.49       156.84

REPORT OF THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

     UCC compensation programs are approved and administered by the Compensation and Management Development Committee of the Board of Directors (the Committee), composed since its inception only of non-employee ("outside") Directors. The programs have three fundamental objectives: to set compensation at levels sufficient to attract and retain experienced, highly competent executives; to provide incentives to improve the Corporation's financial performance and performance against other strategic and operational goals (comprising corporate metrics and `measures of performance' or `MOPs' as discussed in detail below); and to evaluate and recognize individual contributions to corporate measures of performance and attainment of individual measures of performance.

     Programs that meet these objectives help ensure that the Corporation is well managed, and provide substantial assurance that management's interests in building value are closely aligned with those of shareholders, as we believe they are at Union Carbide.

     The Committee has a strong role in approving corporate goals and reviewing performance in conjunction with the full Board. The Committee meets early each year to review the Corporation's prior year performance against goals set at the start of the year, to review executive compensation in light of performance, and to consider goals for the new year in conjunction with the full Board. It meets again later in the year with the Chairman/CEO and non-employee Directors to evaluate executive performance and review management development and succession planning, and meets several times during the year with independent consultants well acquainted with industry practice to review executive compensation, and to consider revisions or improvements to programs that may be useful in linking compensation more closely to performance. The Committee met six times during 1994.

     The Corporation surveys compensation data for a limited number of companies to establish ranges by pay grade for base salary and total compensation which are competitive with industry generally. Competitive compensation data for executive level positions are also obtained through consultants. The data base thus obtained includes both chemical companies and the chemicals and plastics segments of major oil companies. The Corporation believes these companies represent an appropriate benchmark group, whose executive positions require talents and capabilities similar to UCC's own executive positions.

     For financial performance comparisons, the Corporation looks at a subset of the surveyed companies, which includes about half of the companies in the S&P Chemicals Index. These companies best approximate both UCC's businesses and the product markets in which the Corporation competes. The Committee believes that comparison with these companies for financial results is more appropriate than the current representation of the S&P Chemicals Index.

     The compensation package for the Corporation's executives has three components: base salary, which reflects the executive's pay grade and level of responsibility; variable compensation, typically paid in cash, which reflects both corporate and individual performance; and stock options, covering longer term performance, which create value only if the price of the Corporation's shares appreciates.

     The Corporation also has a profit sharing plan that covers virtually all employees. *Participants in the plan have the opportunity to earn extra pay every quarter in which return on invested capital for the Corporation exceeds a predetermined level. Profit sharing returned 24.5 days pay for 1994 performance.



* The Profit Sharing Plan for 1993 and 1992 excluded the corporate officers who were not officers in the Corporation's chemicals and plastics business when the Plan was introduced. These officers are now included. The Plan currently excludes employees in non-participating subsidiaries and joint venture companies.

     Profit sharing is designed to place a small percentage of pay "at risk". To accomplish this, the Corporation has set base salaries for all jobs at about 5% below the average of the surveyed companies. Through profit sharing, the 5% can be earned back to restore base pay to competitive levels, and in exceptional years, to better the competitive average by 10%.

BASE SALARY -- At least once a year, the Committee reviews the base salary of the Chairman/CEO, and in consultation with the CEO, reviews the base salaries of corporate officers, evaluating their individual performance to determine if adjustments are warranted. As noted, the Committee also compares base salary levels with the average of those in the companies surveyed to make sure they remain competitive. The Company's objective is to approximate the market norm for a given position, after taking into consideration the effect of profit sharing factored in at the amount earned when the Corporation's return on capital equals its average cost of capital.

     For the past several years, the CEO's base salary has been somewhat higher than the average of the salaries of CEO's in companies surveyed (primarily a consequence of the previous corporate structure which included the industrial gases and carbon businesses). Because of this difference, the Committee elected not to grant the CEO a salary increase during the last three years. The executive officers as a group are within the survey average range for their respective levels.

VARIABLE COMPENSATION -- Because earnings in the chemicals and plastics industry are significantly affected by the chemical business cycle, the Corporation's variable compensation program is largely based on relative performance against the peer group of financial comparison companies, most of which are similarly affected by the cycle. Variable compensation is also based on the degree of success in achieving individual as well as corporate measures of performance. Given the Corporation's policy to "pay for performance", when performance exceeds the competitive group average, the combination of base salary, profit sharing and variable compensation should also exceed the competitive group average.

     In December 1994, the Board of Directors affirmed the basic design of the variable compensation program and specific corporate metrics (measures) which are assessed in determining the size of the Corporation's variable compensation pool. Their intent was to more closely tie the award decision to specific measurable criteria. The key metrics include:

Relative Profitability     -- Return on Capital (ROC) vs. financial comparison
                              companies over a 12 month fiscal year ending 9/30.

Relative Shareholder Value -- Market to Book Ratio vs. financial comparison companies

Growth                     -- as measured by growth in sales volume

Productivity               -- as measured by fixed cost per pound of product

     Of these metrics, relative profitability is given the single greatest weight (50% of the total). The remaining three metrics collectively represent 30% of the award value, leaving 20% consideration for other key non-financial corporate "measures of performance", known as "MOPs". There are no specific weights required for a single MOP, as distinguished from the Corporate Metrics, which each have an assigned weight. In any given year, the weighting of one performance measure over another may vary.

     The 1994 corporate measures of performance included a number of ambitious short term goals. These included continued improvement in Health, Safety and Environmental performance and risk management; "people excellence", with an emphasis on diversity awareness and performance management; attainment of corporate financial targets, as well as profit enhancement and capital program goals; strategic plan implementation and technology leadership, including laying the groundwork for additional future petrochemicals joint ventures which rely on the corporation's competitively advantaged technology; attainment of preferred supplier status; and improved internal and external communications with our critical constituencies.

     At its January 1995 meeting, the Committee took special note of the following:

     - ROC performance improvement was exceptional (both in absolute and relative terms -- nearly four percentage points better than the average of the financial comparison companies).

     - The Corporation exceeded the performance goal for volume growth, and dramatically exceeded the goal for productivity. The Corporation's 25% improvement in market to book ratio was the highest among the comparison companies, moving UCC to the top of the second quartile, close to its goal of moving into and staying in the first quartile.

     - The Corporation met or exceeded performance goals in each of the stated MOPs. Exceptional mention was made of the profit enhancement program and cost reduction achievements, as well as progress on the attainment of key elements of the strategic plan for growth through ventures in Europe and the Middle East.

     Based on the above assessment, the Committee determined that the variable compensation pool should be set at a level approaching twice the standard award level. In the case of the Chairman/CEO, the Committee rewarded his leadership in advancing the Corporation's strategic plan and elected to award variable compensation at $900,000, 110% of his December 1994 base salary. Consistent with similar award practices in the U.S. chemical industry, standard individual awards under the variable compensation program range from 5 to 60% of annual base salary, depending on pay grade, but can be considerably greater (up to 150% of annual salary, at the Chairman/CEO level) in years of exceptional performance. Awards may also be withheld entirely when corporate performance falls short of goals, as happened in the case of senior executive officers for 1991 performance.

     To date, the Committee has preferred a plan design which reserves to them discretionary judgment about company and individual performance. While payments from the Variable Compensation Plan are primarily a function of performance, the plan is not completely formulaic and therefore will not meet the requirements of OBRA (Omnibus Budget Reconciliation Act of 1993) to permit deductibility of compensation paid over $1 million in 1995.

     The Committee has reviewed and approved a new Performance Incentive Plan for corporate officers effective January 1, 1995, subject to approval of shareholders. The Plan is based on the Corporation's relative ROC performance against financial comparison companies (see Management Proposal to adopt the Performance Incentive Plan on page 28 and the full plan text in Appendix A on page 33). If approved by shareholders, payouts under this Plan would qualify as "performance based" and therefore would be deductible by the Corporation. The Committee would retain discretion to reduce payouts calculated by formula under this Plan, but would have no discretionary authority to increase individual awards above the maximum specified under the Plan. Awards under the Plan would replace the portion of award for relative profitability under the Corporation's Variable Compensation Plan. The covered corporate officers would still be eligible for consideration under the Variable Compensation Plan for performance against corporate metrics (excluding ROC performance) and corporate measures of performance. Their total award in the future would be delivered through these two complementary plans instead of one.

STOCK OPTIONS -- Stock options are generally granted annually, at the New York Stock Exchange closing price of Union Carbide's common stock composite transactions on the date of the grant. Since 1989, they have specified a holding period of at least two years from the grant date. Options expire after ten years. Except for adjustments to reflect major changes in the Corporation's capital base, as occurred after the industrial gases spin-off in 1992, the Corporation has neither adjusted the price nor amended the financial terms of outstanding options. This means executives cannot benefit from stock price appreciation until and unless shareholders also benefit.

     The 1988 Union Carbide Long Term Incentive Plan expired on December 31, 1993, replaced by the 1994 Union Carbide Long Term Incentive Plan approved by shareholders at the last annual meeting. Grants are normally authorized at the last Compensation and Management Development Committee Meeting of the calendar year.

     The Committee regularly reviews the competitiveness of the Corporation's long-term incentives and may in the future consider other forms of long-term compensation. For 1994, stock options were the Corporation's only incentive tied to long-term performance. This is a departure from most of the surveyed companies, which have multiple incentive programs tied to long-term results. To keep total compensation competitive, the Committee has granted more stock options than would be the case if Union Carbide had multiple programs tied to long-term performance.

     Stock options are valued with formulas which predict the value over the option's 10 year life when granted at fair market value today. At any point in time, the predicted value may vary based on the stock's volatility, price and dividend levels. To manage the fluctuation, the Committee will base stock option grants on rolling three year averages of predicted values. Thus, the value of options granted to recipients will remain relatively constant from grant to grant. As a consequence of both the stock's predicted value and fewer eligible participants due to cost reduction efforts, the Committee authorized over 600,000 fewer shares for grant in November 1994 than for the previous grant.

     Given the strong 1994 performance of both the Corporation and the Chairman/CEO, the Committee awarded him 130,000 stock options in November 1994. The size of the grant to the CEO as well as to the other executive officers was approximately at the median of the surveyed companies for comparable positions.

     The Committee has been advised that grants under the 1994 Plan will not be subject to the $1 million cap on tax deductibility under the Omnibus Budget Reconciliation Act of 1993.

UPDATE ON STOCK OWNERSHIP GUIDELINES -- The Board of Directors announced in January 1993, that to ensure the continuing close alignment of management and shareholder interests, senior management would be expected to own substantial amounts of Union Carbide stock. Under the guidelines, management would be expected to own stock valued at four times the annual base salary for the Chairman/CEO; three times annual base salary for the President/COO; and amounts equal to annual base salary for the remaining corporate officers. Management has a period of five years to acquire any additional stock over their present holdings to achieve these guidelines. Most members of the senior management group already exceed their guideline amount by a wide margin. Those who have not yet achieved the full guideline level increased their holdings nearly 50% since the beginning of the year. In October 1993, the Committee endorsed the extension of these ownership guidelines to a broader group of managers (approximately 120) who are expected to own stock valued at either one times annual base salary or at one third of annual base salary, depending on position level. They also have five years to achieve these stock ownership levels. At year end 1994, over 85% of the group had attained their guideline level of ownership.

DEFERRED COMPENSATION PROGRAM -- In July 1994, the Board approved an unfunded, nonqualified Deferred Compensation Program effective January 1995, permitting deferral of up to 25% of base salary and up to 100% of variable compensation with payout generally commencing at or after retirement. Participants may allocate their deferral dollars among several indices and have their account credited based on the performance of their "investment" selection. Amounts deferred are free of federal and most state taxes until paid out.

SUMMARY -- The Compensation and Management Development Committee believes that the objectives of the compensation and incentive programs at Union Carbide Corporation are consistent with programs maintained by comparable industrial companies and serve to keep shareholder and management interests in building value closely aligned. The Corporation's senior executives have moved aggressively to position the organization for global competition. Their efforts during 1994 have strengthened the company and greatly expanded its worldwide opportunities for growth.

Compensation and Management Development Committee

  Ronald L. Kuehn, Jr., Chairman    C. Fred Fetterolf        C. Peter McColough
  John J. Creedon                   Vernon E. Jordan, Jr.


Summary Compensation Table
- ------------------------------------------------------------------------------------------------------------------------------------


                                                                                                 Long Term      All Other
                                                               Annual Compensation              Compensation  Compensation/(3)/
                                                  ------------------------------------------   -------------- -----------------
                                                                                                 Number of
                                                                                                Securities
                                                                                 Other          Underlying
                                                               Variable         Annual         Options/SARs
Name and Principal Position                Year    Salary    Compensation    Compensation/(1)/ Granted
- -------------------------------------      ----    ------    ------------    ---------------    ------------
Robert D. Kennedy                          1994   $815,000       $900,000        $122,581         130,000          $ 81,252
Chairman and                               1993    815,000        590,000           4,350         300,000/(2)/      103,479
Chief Executive Officer                    1992    815,000        750,000          11,677         150,000           114,787

William H. Joyce                           1994   $445,833       $465,000        $ 42,404          90,000          $ 44,902
President and Chief Operating              1993    393,333        340,000         145,466         220,000/(2)/       37,436
Officer                                    1992    320,000        300,000           3,077          51,000            40,917

Joseph E. Geoghan                          1994   $350,000       $265,000        $ 42,436          41,000          $ 25,980
Vice-President, General Counsel            1993    343,750        195,000           6,936         140,000/(2)/       34,370
and Secretary                              1992    325,000        212,000           4,500          45,000            37,078

Joseph C. Soviero                          1994   $303,333       $200,000        $ 30,154          29,000          $ 17,687
Vice-President, Corporate                  1993    293,340        145,000         122,645          80,000/(2)/       26,278
Ventures & Purchasing                      1992    280,020        137,750           2,692          39,000            27,849

Roger B. Staub                             1994   $255,000       $215,000        $ 24,500          29,000          $ 38,058
Vice-President                             1993    238,755        155,000          91,664          80,000/(2)/       40,613
General Manager - UNIPOL                   1992    220,020        152,000           2,116          39,000            45,412

John K. Wulff                              1994   $264,167       $180,000        $ 25,442          25,000          $  8,777
Vice-President, Controller and             1993    258,750        145,000             -0-          60,000/(2)/       16,241
Principal Accounting Officer               1992    245,000        150,000             -0-          30,000            17,037

/(1)/Other Annual Compensation in 1992, 1993 and 1994 for Messrs. Kennedy and
     Geoghan includes financial planning and related tax advice and service. In 1994 for both individuals it also includes profit sharing. Mr. Kennedy's total for 1994 also includes $32,613 for personal transportation expenses. The 1992, 1993 and 1994 amounts for Dr. Joyce, Mr. Soviero and Mr. Staub include profit sharing and in 1993, reimbursement for liabilities on annuity purchases to fund the Corporation's obligations for certain nonqualified retirement benefits ("tax liabilities") of $140,851 for Dr. Joyce, $119,183 for Mr. Soviero and $88,837 for Mr. Staub. The 1994 amount for Mr. Wulff is profit sharing.

/(2)/Stock Options Granted in 1993

    Date of Grant              R.D. Kennedy      W.H. Joyce     J.E. Geoghan     J. C. Soviero    R. B. Staub     J.K. Wulff
    -------------              ------------      ----------     ------------     -------------    -----------     ---------
    Jan. 26, 1993                150,000          110,000          50,000           40,000          40,000          30,000
    Dec. 10, 1993                150,000          110,000          90,000           40,000          40,000          30,000

    The normal annual stock option grant timing has been adjusted from January to November/December of the preceding calendar year. The year 1993 was the first year of that adjustment, therefore two grants appear for the calendar year 1993.

/(3)/All Other Compensation includes annual life insurance premiums paid to split dollar life insurance contracts and employer contributions to the Savings Program. The amount of the whole life insurance portion reported as paid for the named executive officer is the entire premium minus that portion of the premium actually paid by the executive officer. For 1994, life insurance premiums were $75,627 for Mr. Kennedy; $39,277 for Dr. Joyce; $20,355 for Mr. Geoghan; $12,062 for Mr. Soviero; $32,433 for Mr. Staub and $3,152 for Mr. Wulff. Employer contributions to the Savings Program were $5,625 for Messrs. Kennedy, Geoghan, Soviero, Staub, Wulff and Dr. Joyce. This matching contribution was made in the form of ESOP preferred stock. Under the Omnibus Budget Reconciliation Act of 1993
     (OBRA), the maximum amount of compensation that may be recognized for employer matching contributions is limited to $150,000 per year (a reduction from the 1993 limit of $235,840.)


     Messrs. Kennedy, Geoghan, Soviero and Wulff also received income from the exercise of certain options to purchase the stock of Praxair, Inc. which were granted in connection with the spinoff of Praxair, Inc. to stockholders on June 30, 1992. On that date, each holder of UCC options received an equal number of Praxair options and the exercise prices of the UCC options were reduced. Immediately after the spinoff, the combined exercise prices of the UCC options and the Praxair options equaled the exercise prices of the UCC options prior to the spinoff. For years prior to 1994, any income received in connection with the exercise of Praxair options was reported as income from Praxair, Inc. For 1994, the Internal Revenue Service determined that this income must be treated for tax purposes as paid to the reporting persons by UCC. The amount of income received by Messrs. Kennedy, Geoghan, Soviero and Wulff in 1994 as a result of the exercise of the Praxair options was $1,296,560, $33,830, $111,033 and $230,920, respectively.


Stock Options/SARs Granted -- 1994
- ------------------------------------------------------------------------------------------------------------------------------------


                                                                                        Potential Realizable Value at Assumed
                                                                                             Annual Rates of Stock Price
                                            Individual Grants                               Appreciation for Option Term/(1)/
                              ---------------------------------------------        -------------------------------------------------

                                                                                               5%                      10%
                                                                                   -------------------------    --------------------

                               Number of
                               Securities   % of Total
                               Underlying   Options/SARs                              Assumed  Potential      Assumed   Potential
                              Options/SARs   Granted to  Exercise    Expiration        Stock   Realizable      Stock    Realizable
Name                             Granted     Employees     Price        Date           Price     Value         Price      Value
- -------------------------     ------------  ------------ --------    ----------       -------  ----------     -------   ----------
Robert D. Kennedy
Chairman and
Chief Executive Officer          130,000         6.7%    $28.625      11/30/04        $46.627  $2,340,260     $74.246   $5,930,730

William H. Joyce
President and
Chief Operating Officer           90,000         4.7%    $28.625      11/30/04        $46.627  $1,620,180     $74.246   $4,105,890

Joseph E. Geoghan
Vice-President, General
Counsel and Secretary             41,000         2.1%    $28.625      11/30/04        $46.627  $  738,082     $74.246   $1,870,461

Joseph C. Soviero
Vice-President, Corporate
Ventures & Purchasing             29,000         1.5%    $28.625      11/30/04        $46.627   $  522,058    $74.246   $1,323,009

Roger B. Staub
Vice-President
General Manager - UNIPOL          29,000         1.5%    $28.625      11/30/04        $46.627   $  522,058    $74.246   $1,323,009

John K. Wulff
Vice-President,
Controller and Principal          25,000         1.3%    $28.625      11/30/04        $46.627    $  450,050    $74.246  $1,140,525
Accounting Officer

Gain of All Recipients
of 1994 Stock Options as
% of All Shareholders Gain          --            --         --          --           $46.627       1.3%/(2)/  $74.246   1.3%/(2)/
- ------------------------------------------------------------------------------------------------------------------------------------

/(1)/The assumed annual rates of stock price appreciation of 5% and 10% are set by the SEC rule and are not intended as a forecast of possible future appreciation in stock prices.

/(2)/Assumes that the number of shares of common stock outstanding at December 31, 1994 is the same number outstanding at the relevant future date.

Note: Stock Options are generally exercisable two years from the date of grant. In the event of a Change in Control of the Corporation, all outstanding stock options become immediately exercisable. Options also become immediately exercisable upon the death of the participant. Refer to Change in Control discussion on page 26 for further provisions regarding Change in Control.


Stock Options/SARs Exercised in 1994 and Stock Option/SAR Values at 12/31/94
- ------------------------------------------------------------------------------------------------------------------------------------

                                                                          Number of Securities
                                                                         Underlying Unexercised      Value of Unexercised
                                                                              Options/SARs         In-the-Money Options/SARs
                                                Shares                      Held at 12/31/94          Held at 12/31/94/(1)/
                                               Acquired    Value       --------------------------  --------------------------
Name                                         on Exercise  Realized     Exercisable  Unexercisable  Exercisable  Unexercisable
- ----------------------------------------     -----------  --------     -----------  -------------  -----------  -------------
Robert D. Kennedy
Chairman and Chief Executive Officer          183,200    $2,831,981       420,000      430,000      $8,120,660    $3,153,750


William H. Joyce
President and Chief Operating Officer          20,500       340,349       106,000      310,000      $2,094,317    $2,308,750

Joseph E. Geoghan
Vice-President, General Counsel and
Secretary                                      24,600       343,353        85,000      181,000      $1,712,290    $1,359,500


Joseph C. Soviero
Vice-President, Corporate
Ventures & Purchasing                           - 0 -         - 0 -        78,000      109,000      $1,508,117    $  836,750

Roger B. Staub
Vice-President
General Manager - UNIPOL                        - 0 -         - 0 -        84,800       109,000     $1,715,755    $  836,750

John K. Wulff
Vice-President, Controller and
Principal Accounting Officer                   30,000       514,100        42,000        85,000     $  811,104    $  630,000
- ------------------------------------------------------------------------------------------------------------------------------------


/(1)/Based on a closing price of $29.375 per share on December 31, 1994 as reported on NYSE-Composite Transactions. No stock appreciation rights
     (SARs) were exercised during 1994 and none are outstanding.

There were no transactions that require disclosure in a table for long-term incentive plan awards.


Retirement Program
- ------------------------------------------------------------------------------------------------------------------------------------

                 Average
          Annual Compensation                           Estimated Annual Retirement Benefits at Age 65
                Used for                                        for Years of Service Indicated
              Calculating          -------------------------------------------------------------------------------------------------

          Retirement Benefits/(1)/     15 Yrs.      20 Yrs.          25 Yrs.        30 Yrs.        35 Yrs.        40 Yrs.
- ------------------------------------------------------------------------------------------------------------------------------------

              $  100,000              $ 22,500     $ 30,000         $ 37,500     $   45,000      $   52,500    $   60,000
                 150,000                33,750       45,000           56,250         67,500          78,750        90,000
                 250,000                56,250       75,000           93,750        112,500         131,250       150,000
                 500,000               112,500      150,000          187,500        225,000         262,500       300,000
                 750,000               168,750      225,000          281,250        337,500         393,750       450,000
               1,000,000               225,000      300,000          375,000        450,000         525,000       600,000
               1,500,000               337,500      450,000          562,500        675,000         787,500       900,000
               2,000,000               450,000      600,000          750,000        900,000       1,050,000     1,200,000
               2,500,000               562,500      750,000          937,500      1,125,000       1,312,500     1,500,000
- ------------------------------------------------------------------------------------------------------------------------------------


/(1)/The compensation covered by the Retirement Program includes base salary, annual variable compensation and eligible profit sharing. Benefits are determined by average final compensation, are computed on a straight-life annuity basis, and are subject to an offset for Social Security. The table reflects the combination of qualified and nonqualified pension benefits. As of December 31, 1994, Robert D. Kennedy, age 62 was credited with 39 years of service; William H. Joyce, age 59, 37 years; Joseph E. Geoghan, age 57, 37 years; Joseph C. Soviero, age 56, 29 years; Roger B. Staub, age 59, 38 years and John K. Wulff, age 46, 7 years.

Security Ownership of Management

     At February 1, 1995, all directors and officers as a group (23 persons) beneficially owned 2,550,045 shares (1.77%) of the Corporation's common stock. As required by SEC rule, the number of shares of common stock beneficially owned includes shares as to which a right to acquire ownership exists, such as through the exercise of employee stock options and conversion of convertible securities.


- ------------------------------------------------------------------------------------------------------------------------------------

                                                                   Number of Shares            Title of
Name                         Position                             Beneficially Owned/(l)/      Class
- ------------------------------------------------------------------------------------------------------------------------------------

R. D. Kennedy                Director, Chairman and                   256,988/(2)/             Common Stock
                             Chief Executive Officer                    3,043                  ESOP Convertible Preferred Stock
                                                                      570,000                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      830,031                  Total

W. H. Joyce                  Director, President and                  201,370/(3)/             Common Stock
                             Chief Operating Officer                    2,818                  ESOP Convertible Preferred Stock
                                                                      216,000                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      420,188                  Total

J. E. Geoghan                Director, Vice-President,                 24,835                  Common Stock
                             General Counsel and Secretary              2,794                  ESOP Convertible Preferred Stock
                                                                      135,000                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      162,629                  Total

J. C. Soviero                Vice-President, Corporate                 10,000                  Common Stock
                             Ventures and Purchasing                    2,759                  ESOP Convertible Preferred Stock
                                                                      118,000                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      130,759                  Total

Roger B. Staub               Vice-President                            14,080                  Common Stock
                             General Manager - UNIPOL                   2,656                  ESOP Convertible Preferred Stock
                                                                      124,800                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      141,563                  Total

J. K. Wulff                  Vice-President, Controller                36,934                  Common Stock
                             and Principal Accounting Officer           2,703                  ESOP Convertible Preferred Stock
                                                                       72,000                  Exercisable Stock Options
                                                                      -------                  --------------------------------
                                                                      111,637                  Total

J. J. Creedon                Director                                   8,316                  Common Stock
C. F. Fetterolf              Director                                   3,977                  Common Stock
R. E. Gut                    Director                                   5,000                  Common Stock
J. M. Hester                 Director                                   4,224                  Common Stock
V. E. Jordan, Jr.            Director                                   3,870                  Common Stock
R. L. Kuehn, Jr.             Director                                   4,096                  Common Stock
C. P. McColough              Director                                   3,816                  Common Stock
R. L. Ridgway                Director                                   2,896                  Common Stock
W. S. Sneath                 Director                                  17,865/(4)/             Common Stock
All Officers and                                                      746,338                  Common Stock
Directors (23 persons)                                                 34,637                  ESOP Convertible Preferred Stock
                                                                    1,769,070                  Exercisable Stock Options
                                                                    ---------                  --------------------------------
                                                                    2,550,045                  Total
- ------------------------------------------------------------------------------------------------------------------------------------


/(1)/Except as noted in the footnotes below, the beneficial owners of the shares shown above had sole voting power and sole investment power with respect to the shares of common stock and shared voting power and shared investment power with respect to the shares of ESOP Stock.

/(2)/The shares of common stock listed as beneficially owned by Mr. Kennedy include 50,000 shares that are held by The Arnold F. Baggins Foundation in which Mr. and Mrs. Kennedy have shared investment and voting power and disclaim beneficial ownership.

/(3)/The shares of common stock listed as beneficially owned by Dr. Joyce include 2,000 shares that are owned by his children as to which beneficial ownership is disclaimed.

/(4)/The shares of common stock listed as beneficially owned by Mr. Sneath include 873 shares that are owned by his spouse as to which beneficial ownership is disclaimed.


Security Ownership of Certain Beneficial Owners
- ------------------------------------------------------------------------------------------------------------------------------------

                                                      Number of Shares                Title of                     Percent of
Name and Address                                      Beneficially Owned              Class                        Class
- ------------------------------------------------------------------------------------------------------------------------------------

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109                           18,436,076/(1)/                 Common Stock                  12.72%
State Street Bank and Trust Company                   16,447,317/(2)/                 ESOP Convertible             100.00%
  as Trustee of the Union Carbide Corporation                                         Preferred Stock
  Employee Stock Ownership Plan
200 Newport Avenue
Quincy, Massachusetts 02171
- ------------------------------------------------------------------------------------------------------------------------------------


/(1)/In a Schedule 13G dated February 13, 1995, FMR Corp. stated that it beneficially owned 18,436,076 shares of the common stock of the Corporation at December 31, 1994. As to such shares, FMR Corp. has sole voting power for 1,477,241 shares and sole investment power for 18,436,076 shares.

/(2)/As of December 31, 1994, the ESOP Trustee held 16,447,317 shares of ESOP
     Stock representing 100% of that class of stock. Each such share has the same voting rights as, and is convertible into, one share of common stock. As of that date, the ESOP Stock represents 10.2% of the total of common stock and ESOP Stock outstanding. The Trustee has shared voting power and shared investment power with respect to the ESOP Stock. The shares shown above include the ESOP Stock shown in the preceding table. In a Schedule 13G dated February 13, 1994, State Street Bank and Trust Company stated that as of December 31, 1994, in its capacity as trustee for various collective investment funds, index accounts and personal trusts, it also beneficially owned 1,304,074 shares (0.9%) of the Corporation's common stock. As to such shares, State Street Bank and Trust Company has sole voting power for 1,053,483 shares, shared voting power for 11,395 shares, sole investment power for 1,263,354 shares and shared investment power for 3,150 shares.

CHANGE IN CONTROL ARRANGEMENTS

     The Corporation has severance compensation agreements with the officers named in the Summary Compensation Table and certain other officers and employees. If a Change in Control of the Corporation, as defined in the severance compensation agreements, occurs, and one or more of the following events occurs within a period of up to 24 months thereafter, an executive may resign and receive a lump sum payment and other benefits. The events include:
(1) a change or diminution of the executive's responsibilities or compensation,
(2) relocation, (3) discontinuance of compensation plans in which the executive participated, (4) reduction of life insurance, medical, health and accident, disability and certain other benefits for the executive, (5) failure by a successor corporation to assume the severance compensation agreement, and (6) termination of the executive's employment contrary to the terms of the severance compensation agreement.

     If an executive resigns because of one of the foregoing after a Change in Control, the executive will receive: (1) a lump sum severance payment equal to
2.99 times the executive's average annual compensation (including base salary, variable compensation, profit sharing, ordinary income from stock option exercises and other "fringe" compensation, which amounts may differ from amounts shown in the Summary Compensation Table), for the five calendar years preceding the Change in Control and (2) enhanced life, disability, accidental and health insurance and enhanced pension benefits. Payments will be made by the Corporation or through a grantor trust adopted by the Corporation.

     The severance compensation agreements terminate if the executive's employment by the Corporation is terminated by the executive or the Corporation prior to a Change in Control. In September 1993, each executive covered by a severance compensation agreement signed an amendment allowing the Corporation to terminate the agreement at any time prior to a Change in Control with five days prior written notice.

     In the event of a Change in Control of the Corporation, all outstanding stock options become exercisable.

     A "Change in Control" for these purposes means the occurrence of any of the following events: (i) a change in control for purposes of SEC Form 8-K; (ii) a consolidation or merger where the Corporation is not the surviving company or where the Corporation's common stock is converted, other than a merger in which shareholders retain the same proportion of ownership; (iii) a sale or other transfer of all or substantially all of the Corporation's assets; (iv) acquisition by a person or group of more than 20% of the Corporation's outstanding voting stock, except as approved by the Board of Directors; (v) acquisition by a person or group of the right to vote more than 20% of the Corporation's outstanding voting stock for (a) the election of directors, (b) a merger or consolidation of the Corporation, or (c) any other matter, except as approved by the Board of Directors; or (vi) in a 24 consecutive month period, present directors and/or new directors approved by at least two-thirds of the directors, cease to constitute a majority of the Board of Directors.

2. Management Proposal to Ratify KPMG Peat Marwick LLP as Independent Auditors for 1995

     The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP, as independent auditors to examine the financial statements of the Corporation and its consolidated subsidiaries for the year 1995.

     KPMG Peat Marwick LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and has submitted a copy of each of their peer review results to date. The peer review consists of a review and evaluation of the quality of a firm's accounting and auditing services by partners and managers from another CPA firm or from several CPA firms.

     KPMG Peat Marwick LLP and its predecessor firms have been serving the Corporation in the capacity of independent auditors for many years. KPMG Peat Marwick LLP states that no partner or professional employee of that firm has any direct financial interest or any material indirect financial interest in the Corporation or in any of its subsidiaries.

     Accordingly, the following resolution will be offered at the meeting:

     RESOLVED: That the selection by the Board of Directors of KPMG Peat Marwick LLP as independent auditors of this Corporation and its consolidated subsidiaries for the year 1995 is ratified.

The Board of Directors Recommends a Vote FOR this Proposal.

     Representatives of KPMG Peat Marwick LLP will be present at the meeting, will have an opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions from stockholders.

3. Management Proposal to Adopt the 1995 Union Carbide Performance Incentive
   Plan

     The Board of Directors believes the Corporation's success depends, in large measure, on its ability to attract, retain and motivate key employees of superior competence. The Corporation's compensation programs must, therefore, compare favorably with those of major competitors. Those programs should also provide incentives for promoting the growth and profitability of the Corporation, and payouts should be based on performance against established objectively determined measures. The Board believes that, in order for the Corporation's compensation programs to be competitive and provide incentive for top performance, a significant part of the total compensation of key executives should be related to the Corporation's return on capital (ROC) and other such objective financial criteria. Therefore, the Board recommends that the shareholders adopt the 1995 Union Carbide Performance Incentive Plan (the "Plan").

     Based on the recommendations of the Compensation and Management Development Committee of the Board of Directors (the "Committee"), the Board of Directors believes that the Corporation should adopt the Plan. The Corporation's current Variable Compensation Plan (the "1994 Plan") pays a portion of compensation based upon relative performance in a number of financial measures of growth, profitability, and productivity. Performance against other non-financial critical measures, where some subjective evaluation is made, also affects compensation under the 1994 Plan. This Plan would measure relative ROC performance only, as compared to the peer group average. High absolute ROC performance would not generate maximum payouts unless the relative ROC performance was above average. Awards under the Plan would replace the portion of award for relative profitability under the Corporation's Variable Compensation Plan. The covered corporate officers would still be eligible for consideration under the Variable Compensation Plan for performance against corporate metrics (excluding ROC performance) and corporate measures of performance. Their total award in the future would be delivered through these two complementary plans instead of one.

     The Plan would be administered by the Committee, which is composed entirely of non-employee directors. Prior to the beginning of each calendar year, the Committee may designate employees who will be eligible for awards under the Plan. The Committee will be authorized to specify awards for eligible participants, specify the terms and conditions of such awards, interpret the Plan, establish administrative regulations and take any other action necessary to the proper operation of the Plan. The Committee may also make adjustments in the performance goals established for a calendar year to reflect any extraordinary accounting or other changes which might alter the basis upon which performance levels were determined. The Committee may delegate its authority under the Plan, provided the delegation doesn't jeopardize requirements under Section 162 (m) of the Internal Revenue Code for "disinterested" administration of the Plan.

     Each year the Committee will adopt in writing objective performance goals for the calendar year based on UCC's return on capital compared to a peer group of companies or other such relative financial criteria the Committee may determine. The Committee will establish an award schedule based on achievement of these goals in the calendar year. The schedule and performance goals will be approved by the Committee not later than 90 days after the start of the calendar year.

     An individual award to the Chairman or CEO cannot exceed $1,500,000 and to all others cannot exceed $800,000 for any Award Year. The Committee may reduce (or not pay) awards, but may not increase them above the maximum.

     The Committee must certify that performance goals have been satisfied before payment will be made.

     The Plan shall be effective January 1, 1995 and does not have an expiration date. No payments may be made under the Plan until its material terms have been approved by shareholders. All payments under the Plan would be made in cash. The employees who would be eligible participants under the Plan at present are the UCC Corporate officers (currently 14). If a participant terminates employment during a calendar year, the Committee will determine whether a payment should be made and the amount of any such award.

     The Plan is considered an unfunded incentive compensation arrangement for a select group of key executives. Participants' rights to payment are the same as those of any unsecured general creditor of UCC. Payments would be made from general UCC funds, not from segregated assets or a trust fund.

     The grant of an award will result in ordinary income for the participant and all applicable tax liabilities (federal, state, local, Social Security and Medicare). It is intended that the Plan qualifies for the performance based exemption from Section 162(m) of the Internal Revenue Code, so that the Corporation will receive a tax deduction for amounts paid under the Plan.

     The Board of Directors may amend, suspend, or terminate the Plan at any time, but any amendment, suspension or termination shall not adversely affect the rights of participants (or beneficiaries) to receive awards granted prior to such action.

     Subject to the limitations described above, no determination has been made as to the amount of awards which will be made under the Plan in the future. As the provisions of the Plan allow the Committee to exercise its discretion to reduce awards (for reasons such as maintaining appropriate competitive compensation levels), it is impossible to determine what the payout would have been had the Plan been in effect for 1994.

Resolution

     Accordingly, the following resolution will be offered at the meeting:

     "RESOLVED: That the 1995 Union Carbide Performance Incentive Plan as presented in the Proxy Statement for this meeting is hereby approved."

The Board of Directors Recommends a Vote FOR this Proposal.

4. Stockholder Proposal Regarding Severance Compensation Agreements

     The Corporation has been informed that the Laborers' District Council and Contractors' Pension Fund of Ohio, Worthington, OH (4,800 shares) intends to present the following resolution for action at the Annual Meeting:

     BE IT RESOLVED: That the shareholders of Union Carbide Corporation ("Company") request that the Board of Directors refrain from entering into or extending existing employment agreements which provide executive compensation after a change in control of the Company unless such agreements or arrangements are specifically submitted to the shareholders for approval. Additionally, we request that the Board, if allowable under the terms of the agreements, provide written notice of termination of existing agreements or present them to shareholders for approval.

PROPONENT'S STATEMENT IN SUPPORT OF THE PROPOSAL

     Golden parachutes are one of the lucrative executive benefits which have contributed to the public perception that many senior executive officers of major, publicly-traded companies are more concerned with cashing in on a system designed to their advantage than the effective operation of companies.

     Our Company currently has lucrative severance agreements, commonly referred to as golden parachutes, with officers of the Company which provide for compensation payments of 2.99 times average annual compensation over the past five years and enhance insurance and pension benefits in the event employment is terminated after a change in control of the Company as defined compensation agreement.

     We believe that these agreements are not in the best interest of shareholders because they reduce shareholder value and financially reward mismanagement. Our concerns over shareholder value are based on a 1990 study by the United Shareholders Association of 1,000 major U.S. corporations which found that the average annualized two-year return was 20 percent higher for the 559 companies whose management did not hold golden parachutes.

     Our concerns regarding rewarding mismanagment is based on the following logic. We believe a change in control of the Company will most likely occur if the Company is not managed in a way that realizes the full value of its assets. If this type of mismanagement occurs and shareholders seek to protect the value of their investment by voting a new Board of Directors or tendering their shares for an above market price, the very managers who failed to maximize shareholder value will receive a lucrative financial reward of 2.99 times average annual compensation.

     The fact that Union Carbide Corporation is currently performing well does not justify adoption of policies that we believe diminish accountability to shareholders. As shareholders, we must not allow ourselves to become complacent in light of the current good performance of the Company.

     We believe that the issue of whether the Company should, in the future, provide management with golden parachutes is of such importance that shareholders should be given the opportunity to approve or reject these lucrative severance agreements.

The Board of Directors Recommends a Vote AGAINST this Proposal

     As the proponent's supporting statement points out, Union Carbide is indeed performing well. The results are in large part due to the willingness of management to take bold initiatives. The Board of Directors strongly believes that severance compensation agreements are an appropriate support for management in pursuing the business strategies of the Corporation.

     Severance compensation agreements serve a very important purpose. In the case of a hostile attempt to change control of the Corporation, the agreements encourage management to aggressively pursue all opportunities to increase shareholder value without the distraction of concern over their own financial security, including totally objective consideration of the hostile offer.

     All severance compensation agreements are authorized by the Board of Directors and individually approved by the Compensation and Management Development Committee of the Board, which is composed entirely of outside directors. The agreements may be terminated by the Corporation upon five days' notice to the employee. The severance compensation agreements also terminate if the executive's employment by the Corporation is terminated by either the executive or the Corporation before a change in control.

     The Board believes that providing executives with a reasonable measure of financial security in the event of termination without cause after a change in control also helps to retain key executives. Severance compensation agreements are commonly included in executive compensation programs and Union Carbide believes that, in addition to being beneficial to shareholders, they help ensure that Union Carbide's compensation programs remain competitive.

     A similar proposal was rejected by 60 percent of stockholders voting at the 1993 annual meeting. The Board of Directors urges stockholders to reject it again in 1995.

     If this Stockholder Proposal is presented at the meeting and the Corporation receives your proxy, it will be voted thereon as you specify, or if you do not specify a choice, it will be voted AGAINST the proposal.

5. Other Business

     As of the date of delivery of the text of this Proxy Statement to the printer, management knew of no other business that will be presented for action at the meeting. In the event that any other business should come before the meeting, including proposals excluded from the Proxy Statement pursuant to SEC rule 14a-8, it is the intention of the proxyholders named in the proxy card to take such action as shall be in accordance with their best judgment.

Other Information

     Certain matters are required to be considered at the annual meeting of stockholders, such as the election of directors. From time to time, the Board of Directors may wish to submit to the stockholders other matters for consideration, such as the ratification of the selection of auditors, management proposals regarding new incentive programs, and most changes in the Certificate of Incorporation. Additionally, stockholders may be asked to consider and take action on proposals submitted by stockholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

     Stockholders' eligibility to submit proposals for inclusion in the Corporation's Proxy Statement, proper subjects for such proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934. Each proposal submitted should be sent to the Secretary of the Corporation, 39 Old Ridgebury Road, Danbury, CT 06817-0001. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good cause for not doing so.

     Stockholder proposals for the 1996 Proxy Statement must be received at the Corporation's principal executive office on or before November 14, 1995. The Corporation plans to hold the 1996 annual meeting in Danbury, Connecticut on April 24, 1996.

     Management carefully considers all proposals and suggestions from stockholders. When adoption of a suggestion or proposal is clearly in the best interests of the Corporation and the stockholders generally, and does not require stockholder approval, it is usually adopted by the Board, if appropriate, rather than being included in the Proxy Statement.

     In addition to the solicitation of proxies by mail, officers or other employees of the Corporation, without extra remuneration, may solicit proxies by telephone or personal contact. The Corporation also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of stock held of record and will pay such persons for forwarding the material. All costs for the solicitation of proxies by the Board of Directors will be borne by the Corporation.
32

                                  APPENDIX A

                 1995 UNION CARBIDE PERFORMANCE INCENTIVE PLAN

Section 1:  Purpose

     The purpose of the Plan is to provide incentive compensation to certain designated employees of the Corporation who hold senior management positions with the Corporation, based upon the achievement of preestablished performance goals to assure that such compensation is deductible by the Corporation under
Section 162(m) of the Internal Revenue Code.

Section 2:  Definitions

          2.1 "Award" shall mean the amount payable to a Participant under the Plan determined in accordance with the terms of the Plan.

          2.2 "Award Year" shall mean each calendar year with respect to which Awards are payable under the Plan.

          2.3 "Beneficiary" shall mean a Participant's deemed beneficiary pursuant to Section 9 hereof.

          2.4 "Board" shall mean the Board of Directors of Union Carbide Corporation.

          2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any and all regulations promulgated thereunder.

          2.6 "Committee" shall mean the Compensation and Management Development Committee of the Board. Each member of the Committee shall at all times be an "outside director" as defined in Section 162(m) of the Code.

          2.7 "Corporation" shall mean Union Carbide Corporation and such of its subsidiary companies as shall be designated by the Board to participate in the Plan.

          2.8 "Participant" shall mean an employee of the Corporation designated by the Committee under Section 4 to participate in the Plan.

          2.9 "Plan" shall mean this 1995 Union Carbide Performance Incentive Plan.

          2.10 "Savings Program" shall mean the Savings Program for Employees of Union Carbide Corporation and Participating Subsidiary Companies.

Section 3: Administration

          3.1 The Plan shall be administered by the Committee, who shall have full power and authority to administer, construe and interpret the Plan, establish and amend administrative regulations to further the purpose of the Plan, and take any other action necessary to administer the plan, provided, however, that notwithstanding any other provision of the Plan to the contrary, the Plan shall be operated such that Awards paid pursuant to the Plan shall be deductible by the Corporation pursuant to Section 162(m) of the Code. The Committee's decision, actions, and interpretations regarding the Plan shall be final and binding upon all Participants and Beneficiaries.

          3.2 The Committee may, to the extent permitted by law, delegate its authority as described hereunder; provided, however, that the Committee may not delegate its responsibilities hereunder if such delegation would jeopardize compliance with the "outside directors" requirement (or any other applicable requirement) under Section 162(m) of the Code.

Section 4: Eligibility

          4.1 The Chief Executive Officer and the Chief Operating Officer of the Corporation shall be the Participants eligible for awards under the Plan. Prior to the beginning of each Award Year, the Committee may designate other employees of the Corporation who may be the Participants eligible for Awards under the Plan.

Section 5: Awards

          5.1 The Committee may adopt in writing objective performance goals for an Award Year which shall be based upon the Corporation's return on capital relative to a peer group of companies or such other financial criteria as the Committee shall determine. The Committee may then establish an award schedule based upon achievement during such Award Year of such performance goals. Such award schedule and performance goals shall be approved by the Committee prior to or after the start of the Award Year, except that the award schedule and performance goals may not be approved after the start of the Award Year unless the Awards made pursuant thereto would be deductible by the Corporation under Section 162(m) of the Code.

          5.2 An individual award to the Chairman or CEO cannot exceed $1,500,000 and to all others cannot exceed $800,000 for any Award Year.

          5.3 The Committee may determine to reduce any Award determined under the Plan (including no Award) but the Committee shall be precluded from increasing such Award.

          5.4 The Committee shall certify that the performance goals have been satisfied prior to the determination and payment of any Award.

Section 6: Payment of Awards

          6.1 Awards shall be paid in cash in the first quarter of the calendar year following the Award Year.

          6.2 The Committee reserves the right to accelerate payment of some or all of an Award into an Award Year if such acceleration does not result in loss of deductibility of the Award to the Corporation pursuant to Section 162(m) of the Code.

          6.3 The Corporation shall have the right to deduct from any Award to be paid under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment.

Section 7: Termination of Employment

          7.1 If a Participant's employment with the Corporation is terminated during an Award Year, the Committee shall determine whether the Participant shall be entitled to any Award for such Award Year and the amount of any such Award.

          7.2 A Participant whose employment with the Corporation is terminated for any reason shall be deemed to have terminated employment with the Corporation on the last day of the month in which the termination occurs.

Section 8: Adjustments

          8.1 In order to assure the incentive features of the Plan and to avoid distortion in the operation of the Plan, the Committee shall make adjustments in the performance goals established for any Award Year, whether before or after the end of the Award Year to compensate for or reflect any extraordinary changes which may have occurred during the Award Year which alter the basis upon which performance levels were determined. Such changes include the following: extraordinary items, accounting changes, income from discontinued operations, and the impact of material events that have been publicly disclosed.

                   Notwithstanding anything to the contrary, the Committee may forego all or a portion of any of the above adjustments, to the extent it deems appropriate, if in doing so the Awards would be deductible to the Corporation under Section 162(m) of the Code.

Section 9: Beneficiary Designation

          9.1 The beneficiary or beneficiaries designated by the Participant or deemed to have been designated by the Participant under the Savings Program shall be deemed to be the Participant's Beneficiary. If a Participant does not participate in the Savings Program or if a Participant does participate in the Savings Program and has not designated or been deemed to have designated a beneficiary thereunder, and such Participant dies without designating a Beneficiary under this Plan, or if a Beneficiary does not survive the Participant, then any Awards to which the Participant is entitled that have not been paid prior to the Participant's death shall be distributed to the Participant's estate. If the Beneficiary of a deceased Participant survives the Participant, and dies before such Participant's Award is distributed, then such Award shall be distributed to the Beneficiary's estate.

Section 10: General Provisions

          10.1 A Participant may not assign an Award without the Committee's prior written consent. Any attempted assignment without such consent shall be null and void. For purposes of this paragraph, any designation of, or payment to, a Beneficiary shall not be deemed an assignment.

          10.2 The Plan is intended to constitute an unfunded incentive compensation arrangement for a select group of key management. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A Participant's right to receive an Award shall be no greater than the right of an unsecured general creditor of the Corporation. All Awards shall be paid from the general funds of the Corporation, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such Awards.

          10.3 Nothing contained in the Plan shall give any Participant the right to continue in the employment of the Corporation, or affect the right of the Corporation to discharge a Participant.

          10.4 No person shall have any claim to be granted an Award under the Plan and there is no obligation for uniformity of treatment of eligible employees under the Plan.

          10.5 The Plan shall be construed and governed in accordance with the laws of the State of New York.

Section 11: Amendment, Suspension, or Termination

          The Board reserves the right to amend, suspend, or terminate the Plan at any time; provided, however, that any amendment, suspension or termination shall not adversely affect the rights of Participants or Beneficiaries to receive Awards granted prior to such action.

Section 12: Effective Date and Duration of Plan

          The Plan shall be effective for services to the Corporation performed by Participants for years beginning on or after January 1, 1995. No payments shall be made under the Plan until the material terms of the Plan have been approved by the shareholders of the Corporation.

                                        UNION CARBIDE CORPORATION

                                        By:
                                           -------------------------------------

PRINTED ON RECYCLED PAPER [RECYCLED PAPER LOGO APPEARS HERE]   PRINTED IN U.S.A.

PROXY       SOLICITED BY THE BOARD OF DIRECTORS OF UNION CARBIDE CORPORATION
                     ANNUAL MEETING OF STOCKHOLDERS ON APRIL 26, 1995

I or we authorize V. E. Jordan Jr., R. D. Kennedy, and J. E. Geoghan, and any one or more of them, as proxies, to vote all stock of mine or ours in Union Carbide Corporation on any matters that come before its 1995 Annual Meeting of Stockholders or any adjournment of the meeting. Each proxy may substitute another to act for him. Each item of business listed on the back of this card is described in the Proxy Statement.

THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY A CHOICE, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS, JUST SIGN, DATE AND
RETURN THIS CARD.

                    ------------------------------------------------------------
                    Signature(s)

                    ------------------------------------------------------------
                    (Please add your title if signing as agent, administrator, executor, or trustee.)


                    _____________________________________________________, 1995
                    Date

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MANAGEMENT PROPOSALS 1, 2 AND 3.

1. Election of Directors

   [ ] FOR all Nominees

   [ ] WITHHELD from all Nominees

   [ ] FOR, except for the following Nominee(s)

       ------------------------------------------------------------------------

2. Ratification of KPMG Peat Marwick LLP as Independent Auditors

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

3. Adoption of 1995 Union Carbide Performance Incentive Plan

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST STOCKHOLDER PROPOSAL 4.

4. Proposal Regarding Severance Compensation Agreements

   FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

- --------------------------------------------------------------------------------
If you wish to vote as the Board of Directors' recommends, you need not mark this card. Just sign and date this card and return it promptly in the enclosed envelope.

                 YOUR VOTE IS IMPORTANT -- PLEASE VOTE TODAY.

Nominees for
Director of
Union Carbide
Corporation

John J. Creedon
C. Fred Fetterolf
Joseph E. Geoghan
Rainer E. Gut
James M. Hester
Vernon E. Jordan, Jr.
William H. Joyce
Robert D. Kennedy
Ronald L. Kuehn, Jr.
Rozanne L. Ridgway
William S. Sneath